Exhibit 99, Table of Transactions

David D. Mandarich, August 14, 2008 Transaction

Sold 700 shares at $41.14

Sold 2058 shares at $41.16

Sold 1200 shares at $41.17

Sold 1900 shares at $41.18

Sold 542 shares at $41.19

Sold 1700 shares at $41.20

Sold 2400 shares at $41.21

Sold 1000 shares at $41.22

Sold 1100 shares at $41.23

Sold 200 shares at $41.24

Sold 1000 shares at $41.25

Sold 1000 shares at $41.26

Sold 600 shares at $41.29

Sold 200 shares at $41.30

Sold 100 shares at $41.31

Sold 675 shares at $41.32

Sold 1000 shares at $41.34

Sold 200 shares at $41.36

Sold 70 shares at $41.41

Sold 130 shares at $41.42

Sold 900 shares at $41.44

Sold 125 shares at $41.48

Sold 500 shares at $41.49

Sold 200 shares at $41.50

Sold 200 shares at $41.53

Sold 100 shares at $41.56

Sold 200 shares at $41.61

20,000 total shares sold at an average sale price of $41.2506 per share.